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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                                                                 SEC FILE NUMBER
                                                                 ===============
                                                                 CUSIP NUMBER
                                                                 ===============

                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
             [ ] Form N-SAR

For Period Ended: For fiscal year ended December 31, 2002
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                -------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Treasure Island Royalty Trust
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Full Name of Registrant

------------------------------------------------------------------------------
Former Name if Applicable
c/o Wachovia Bank, National Association, 5847 San Felipe, Suite 1050,
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Attention: Corporate Trust Group
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Address of Principal Executive Office (Street and Number)


Houston, Texas 77057
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City, State and Zip Code


PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                 (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                 (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
[X] following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

This is the Registrant's first annual report. As such, considerable effort is required to prepare the required financial statements and complete the audit thereof. Due to the Registrant's ongoing internal review of its financial statements, the Registrant is currently unable to file its annual report on Form 10-K for the period ended December 31, 2002.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Kevin Dobrava            (713)                      278-4320
         -------------          -----------             -----------------
            (Name)              (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes [X] No [ ]

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


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                          Treasure Island Royalty Trust
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date April 1, 2003                        WACHOVIA BANK, NATIONAL ASSOCIATION,
                                          as Trustee

                                          By: /s/ Kevin Dobrava
                                              ----------------------------------
                                              Name:  Kevin Dobrava
                                              Title: Vice President

Note: Because the Registrant is a trust without officers or employees, only the signature of an officer of the Trustee is available and has been provided.

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